UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SunLink Health Systems, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUNLINK HEALTH SYSTEMS, INC.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

October 15, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders which will be held at 10:00 a.m., local time, on Monday, November 10, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339.

The accompanying Notice of the Annual Meeting and Proxy Statement contain detailed information concerning the matters to be considered and acted upon at the Meeting. The Company’s 2003 Annual Report to Shareholders is also enclosed.

We hope you will be able to attend the meeting.

Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card at your earliest convenience to ensure representation at the meeting. If you later find you can attend the meeting, you may then withdraw your proxy and vote in person. If you have questions or need assistance regarding your shares, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., at (800) 223-2064.

Sincerely,

ROBERT M. THORNTON, JR.

President and Chief Executive Officer

SUNLINK HEALTH SYSTEMS, INC.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 10, 2003

To the Shareholders of

SUNLINK HEALTH SYSTEMS, INC.:

The Annual Meeting of Shareholders of SUNLINK HEALTH SYSTEMS, INC. will be held at 10:00 a.m., local time, on Monday, November 10, 2003, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339, for the purpose of considering and voting upon:

1.	The election of four directors for a two-year term.

2.	Such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you expect to be present, please mark, sign, date and return the enclosed proxy promptly in the envelope provided. Giving the proxy will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors of

SunLink Health Systems, Inc.

JAMES J. MULLIGAN

Secretary

October 15, 2003

SUNLINK HEALTH SYSTEMS, INC.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on Monday, November 10, 2003 and any adjournment thereof. The close of business on October 7, 2003 has been fixed as the record date for the determination of the holders of common shares entitled to vote at the meeting and each such shareholder is entitled to one vote per share. There were 6,281,407common shares outstanding at the close of business on October 7, 2003.

All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate places on the accompanying proxy card, the shares will be voted in accordance with the Board’s recommendations which are FOR the election of Robert M. Thornton, Jr., Dr. Steven J. Baileys, Michael W. Hall and Gene E. Burleson, as directors of the Company for a two-year term. A shareholder signing and returning the accompanying proxy has power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or in open meeting but without affecting any vote previously taken.

The presence, in person or by properly executed proxy, of the holders of a majority of the Company’s outstanding shares is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares (“Broker Nonvotes”), such Broker Nonvotes will not be treated as either votes cast or shares present.

This proxy statement and the accompanying proxy card were first mailed to shareholders on or about October 15, 2003.

ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of eight members. Prior to May 2001, the Board was divided into two classes, with one class having three members and the other class having four members. In May 2001, the Board increased the number of directors from seven to eight, with four members in each class. In September 2003, the board decreased the number of directors from eight to seven, effective as of the date of the Annual Meeting, as a result of the retirement of James J. Mulligan, with one class having three members and the other class having four members. Mr. Mulligan will continue as a Director Emeritus and Secretary but will not be a voting board member. One class of Directors is normally elected at each Annual Meeting of Shareholders for a term of two years.

At the 2003 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2005. The Board of Directors has nominated Robert M. Thornton, Jr., Dr. Steven J. Baileys, Michael W. Hall and Gene E. Burleson, who are presently directors of the Company, for election to two year terms of office expiring at the 2005 Annual Meeting. Gene E. Burleson was appointed a director of the Company on October 3, 2003 following the Company’s acquisition of HealthMont, Inc. Mr. Burleson was a former director of HealthMont, Inc.

It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxy for the election of Robert M. Thornton, Jr., Dr. Steven J. Baileys, Michael W. Hall and Gene E. Burleson. Should any of them be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors. The four nominees receiving the highest number of votes cast will be elected directors.

The following table sets forth certain information about the nominees for election and the directors whose terms of office will continue after the meeting.

Name and Offices Presently Held with Company		Common Shares Beneficially Owned as of October 7, 2003 (1)
Nominees for Term of Office Expiring in 2005:	Director Since	Number		% of Class

Robert M. Thornton, Jr. Director, Chairman, President, and Chief Executive Officer	1996	406,724	(2)	6.3

Dr. Steven J. Baileys Director	2000	672,698	(6)	10.5

Michael W. Hall Director	2001	15,600	(7)	*

Gene E. Burleson Director	2003	84,438	(8)	1.3

Directors Whose Term of Office Expires in 2004:

Karen B. Brenner Director	1996	309,646	(3)	4.7

C. Michael Ford Director	1999	42,500	(4)	*

Howard E. Turner Director	1999	219,707	(5)	3.5

Directors Whose Term of Office Expires in 2003 and will not seek Re-election:

James J. Mulligan Director Emeritus and Secretary	1966	39,585	(9)	*

* Represents less than 1% of the outstanding common shares.

(1)	These columns show the number of common shares beneficially owned as ofOctober 7, 2003,as confirmed by each beneficial owner and the percentage of class represented thereby, and includes, where applicable, shares owned by members of the individual’s household. Unless otherwise indicated, each individual has voting power and investment power which are exercisable solely by such individual or are shared by such individual with members of his or her household. In calculating “% of Class” for an entity, shares which may be acquired by the entity within a 60-day period are treated as owned by the entity and as outstanding shares.

(2)	Includes 37,540 shares that may be acquired upon the exercise of warrants and 132,000 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(3)	Includes 302,146 shares (which includes 259,160 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Asset Management, LLC, has shared investment power. The total also includes 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(4)	Includes 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(5)	Includes 12,685 shares that may be acquired upon the exercise of warrants and 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(6)	Includes 378,649 shares held by Beilihis Investments, LLC, in which Dr. Baileys serves as managing member of the company. Includes 102,982 shares which may be acquired upon the exercise of warrants. Includes 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(7)	Includes 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(8)	Includes 17,195 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(9)	Includes 5,380 shares that may be acquired upon exercise of warrants and 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

Certain information concerning each person listed in the above table, including his or her principal occupation for at least the last five years, is set forth below.

Robert M. Thornton, Jr., 54, has been Chairman and Chief Executive Officer of the Company since September 10, 1998, President since July 16, 1996 and was the Chief Financial Officer from July 18, 1997 through August 31, 2002. From October 1994 to the present, Mr. Thornton has been a private investor and, since March 1995, Chairman and Chief Executive Officer of CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was President, Chief Operating Officer, Chief Financial Officer and a director of Hallmark Healthcare Corporation (“Hallmark”) from November 1993 until Hallmark’s merger with Community Health Systems, Inc. in October 1994. From October 1987 until November 1993, Mr. Thornton was Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Hallmark.

Dr. Steven J. Baileys, 49, has been Chairman of the Board of Directors of SafeGuard Health Enterprises, Inc., a public dental care benefits company, since 1995, Chief Executive Officer from 1995 to February 2000, President from 1981 until 1997 and Chief Operating Officer from 1981 until 1995. Dr. Baileys is licensed to practice dentistry in the State of California.

Michael W. Hall, 54, is a private investor and was Chairman and Chief Executive Officer of Pyramed Health System, Inc., a healthcare consulting firm, from August 1996 through March 31, 2001. From April 1991 to August 1996, Mr. Hall was Chief Operating Officer and Executive Vice President of Southern Health Management Corporation, a healthcare management company specializing in rural healthcare. Prior to its sale to NetCare Health Systems, Inc., Southern Health Management Corporation owned four of the six hospitals SunLink’s healthcare subsidiary, SunLink Healthcare Corp., purchased from NetCare in February 2001.

Gene E. Burleson, 62, served as a director of HealthMont Inc. from it inception in September 2000 until its merger with SunLink in October 2003. Mr. Burleson served as the Chairman of the Board of Directors of Mariner Post-Acute Network, Inc., a diversified provider of long-term and specialty health care services, from February 2000 to June 2002. Mr. Burleson served as the Chief Executive Officer and as a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the Board of Directors of GranCare, Inc., a provider of long-term and specialty health care services, which subsequently became a part of Mariner Post-Acute Network, Inc., from January 1994 to November 1997, and as its Chief Executive Officer from December 1990 to February 1997. His previous experience also includes serving as the President and Chief Operating Officer of American Medical International, Inc., an acute care hospital company and a predecessor to Tenet Healthcare Corporation. Mr. Burleson also currently serves on the Board of Directors of Alterra Healthcare Corporation, an operator of assisted living facilities, Deckers Outdoor Corporation, a shoe manufacturer and various other privately-held companies.

Karen B. Brenner, 51, has been President of Fortuna Asset Management, LLC, an investment advisory firm located in Newport Beach California, since 2000. Fortuna Asset Management, LLC succeeded to the business of Fortuna Advisors, Inc., which Ms. Brenner formed and operated from 1993 to 2000. Ms. Brenner is also a director of Creative Bakeries, Inc.

C. Michael Ford, 64, has been the owner and Chairman of the Board of Directors of Montpelier Corporation, a venture capital and real estate holding company, since October 1990. Mr. Ford has served as Chief Executive Officer and Chief Financial Officer of Newtown Macon, Inc. since October 2002. Mr. Ford was Chairman of the Board of In Home Health, Inc. from February 2000 to December 2000, and the Interim Chief Executive Officer from February 2000 to December 2000, except for the period June 27 through July 7, 2000. Mr. Ford served as Vice President of Development of Columbia/HCA Healthcare Corporation from September 1994 to September 1997, and was Vice President of Marketing of Meditrust Corp. from October 1993 to September 1994.

Howard E. Turner, 61, has been a partner in the law firm of Smith, Gambrell & Russell, LLP, since 1971, where he is a member of the firm’s executive committee. Mr. Turner has served as a director of Avlease, Ltd., a lessor of large commercial aircraft, and currently serves as an officer and director of Historic Motorsports Holdings, Ltd. Mr. Turner provides legal services to the Company through the law firm, Smith, Gambrell & Russell, LLP, as requested by the Company. Smith, Gambrell & Russell, LLP received $657,302 for legal services rendered during the Company’s fiscal year ended June 30, 2003.

James J. Mulligan, 81, became Secretary of the Corporation in 1966. Mr. Mulligan has practiced law since 1949. He has been practicing as a member of Mulligan & Mulligan since January 2003. Prior thereto, he was a member of the law firm of Smith & Schnacke from 1953 to 1991, a member of the firm of Thompson Hine & Flory from 1989 to 1991, a member of the firm of Mulligan & Mulligan from 1992 to 2000 and a sole practitioner during 2001 and 2002. Mr. Mulligan is general counsel to the Company and received $ 23,923 for legal services rendered during the Company’s fiscal year ended June 30, 2003.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors held 8 meetings and took action once by unanimous written consent during fiscal 2003. The Board has an Executive Committee, an Audit Committee and an Executive Compensation Committee. The Board does not have a Nominating Committee. The Audit Committee held 4 meetings, the Executive Committee held no meetings and the Executive Compensation Committee held 3 meetings in fiscal 2003.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors except as to matters not delegable to a committee under the General Corporation Law of Ohio. The members of the Committee are Messrs. Thornton (Chairman) and Turner and Ms. Brenner.

The Audit Committee meets with Company personnel and representatives of the Company’s independent public accountants to review internal accounting controls, internal auditing procedures and matters relating to the annual audit of the Company’s financial statements. The Committee reports its findings and recommendations to the Board of Directors. The Committee previously adopted a written charter for the Audit Committee. The members of the Committee are Messrs. Ford (Chairman) and Turner and Ms. Brenner. All three members of the committee are independent as defined in Section 121(A) of the American Stock Exchange’s listing standards.

The Executive Compensation Committee acts in an advisory capacity to the Board of Directors with respect to the compensation of the Company’s executives. The members of the Committee are Ms. Brenner (Chairperson), Dr. Steven J. Baileys and Mr. Mulligan.

Each non-employee director receives a monthly fee of $1,000 for services as a director. In addition, he or she receives $1,000 for attendance at a meeting of the Board of Directors, $500 for attending an Executive Committee, Executive Compensation Committee or Audit Committee meeting, $500 for participating in telephone meetings and a monthly fee of $500 if he or she serves on the Audit Committee.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, as of October 7, 2003, their positions with the Company or its subsidiaries and their ages are as follows:

Name	Office	Age

Robert M. Thornton, Jr.	Director, Chairman of the Board of Directors, President and Chief Executive Officer	54

James J. Mulligan	Director and Secretary	81

Joseph T. Morris	Chief Financial Officer	55

Harry R. Alvis	Chief Operating Officer	58

Jerome D. Orth	Vice President, Technical and Compliance Services	55

Mark J. Stockslager	Corporate Controller and Principal Accounting Officer	44

All of our executive officers hold office for an indefinite term, subject to the discretion of the Board of Directors.

Joseph T. Morris has been President and Chief Financial Officer of SunLink Healthcare Corp. since February 1, 2001 and Chief Financial Officer of SunLink Health Systems, Inc. since September 1, 2002. Mr. Morris provided turn-around operational and financial consulting services for several healthcare companies, including Cambio Health Solutions and New American Healthcare Corporation, from June 1999 through January 2001. From January 1997 through May 1999, Mr. Morris was Executive Vice President and Chief Financial Officer of ValueMark HealthCare Systems, Inc., a privately-held owner-operator of psychiatric hospitals. From August 1993 through December 1996, Mr. Morris was President of Affiliated Health Management, Inc., and from February 1990 to July 1993, was Senior Vice President, Hospital Financial Operations, for Hallmark Healthcare Corporation.

Harry R. Alvis has been Senior Vice President of Operations of SunLink Healthcare Corp. since February 1, 2001 and Chief Operating Officer of SunLink Health Systems, Inc. since September 1, 2002. Mr. Alvis provided turn-around operational consulting services for New American Healthcare Corp. from March 2000 through January 2001. From August 1997 through August 1999, Mr. Alvis was Chief Executive Officer of River Region Health Systems in Vicksburg, Mississippi, a healthcare facility owned by Quorum Health Group, Inc. From August 1995 through August 1997, Mr. Alvis was the Chief Executive Officer of Greenview Hospital in Bowling Green, Kentucky, a healthcare facility owned by Hospital Corporation of America. Mr. Alvis’ previous assignment was in Mayfield, Kentucky as the Chief Executive Officer at Pinelake Medical Center from November 1987 through August 1995, which was a healthcare facility, owned during such time by HealthTrust, Inc. and later acquired by Columbia Healthcare, Inc.

Jerome D. Orth has been Vice President, Technical & Compliance for the company since February 1, 2001. From January 1995 through January 2001, Mr. Orth was Vice President of Hospital Financial Operations for ValueMark Healthcare Systems, Inc., a privately-held owner-operator of psychiatric hospitals. From February 1987 through December 1994, Mr. Orth held various positions with Hallmark Healthcare Corporation, including Executive Director, Hospital Financial Management and Executive Director, Management Information Systems. Prior to 1987, Mr. Orth spent 12 years in various accounting, third party reimbursement and management positions with Hospital Corporation of America.

Mark J. Stockslager has been Corporate Controller since November 6, 1996 and Principal Accounting Officer since March 11, 1998. He has been associated continuously with our accounting and finance operations since June 1988 and has held various positions, including Manager of U.S. Accounting, from June 1993 until November 1996. From June 1982 through May 1988, Mr. Stockslager was employed by Price Waterhouse & Co.

PRINCIPAL HOLDERS OF COMMON SHARES

Set forth below is certain information concerning the persons or entities known by the Board of Directors of the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company as of October 7, 2003.

	Common Shares Beneficially Owned As of October 7, 2003 (1)
Name and Address	Shares		% of Class

STEVEN J. BAILEYS (3) 30691 Hunt Club Drive San Juan Capistrano, CA 92675	672,698	(2)	10.5

BEILIHIS INVESTMENTS, LLC (3) 30691 Hunt Club Drive San Juan Capistrano, CA 92675	378,649	(4)	5.9

ROBERT M. THORNTON, JR. C/O SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 1300 Atlanta, GA 30339	406,724	(5)	6.3

(1)	Under applicable Securities and Exchange Commission regulations, shares are treated as “beneficially owned” if a person has or shares voting or investment power with respect to the shares or has a right to acquire the shares within 60 days of October 7, 2003. Unless otherwise indicated, sole voting power and sole investment power are exercised by the named entity. In calculating “% of Class” for an entity, shares which may be acquired by the entity within such 60-day period are treated as owned by the entity and as outstanding shares.

(2)	Includes 378,649 shares held by Beilihis Investments, LLC, where Dr. Baileys is managing member of the company. Includes 102,982 shares which may be acquired upon the exercise of warrants and includes 7,500 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(3)	Beilihis Investments, LLC is a private investor. Steven J. Baileys is the managing member of the company.

(4)	Includes 52,041 shares that may be acquired upon exercise of warrants within 60 days of October 7, 2003.

(5)	Includes 37,540 shares that may be acquired upon the exercise of warrants and 132,000 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

COMMON SHARES OWNED BY MANAGEMENT

The following table sets forth the number of Common Shares of the Company beneficially owned as of October 7, 2003 by each named executive officer listed in the Summary Compensation Table and by all directors, nominees and executive officers of the Company as a group.

	Common Shares Beneficially Owned as of October 7 , 2003
Name	Number		% of Class
Robert M. Thornton, Jr. Chairman, President and Chief Executive Officer	406,724	(1)	6.3

Joseph T. Morris Chief Financial Officer	94,900	(3)	1.5

Harry R. Alvis Chief Operating Officer	53,250	(4)	*

Jerome D. Orth Vice President Technical and Compliance Services	23,250	(5)	*

Mark J. Stockslager Corporate Controller	73,014	(2)	1.2

Directors, Nominees and Executive Officers as a Group (12 persons)	2,035,312	(6)	28.8

(1)	Includes 37,540 shares that may be acquired upon the exercise of warrants and 132,000 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(2)	Includes 64,750 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(3)	Includes 47,750 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(4)	Includes 39,250 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(5)	Includes 20,250 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

(6)	Includes 265,970 shares that may be acquired upon the exercise of warrants and 366,195 shares that may be acquired under options exercisable within 60 days of October 7, 2003.

EXECUTIVE COMPENSATION

The following sections of this Proxy Statement set forth compensation information relating to the Chief Executive Officer and the four most highly compensated executive officers of the Company, other than the Chief Executive Officer (the “Named Executive Officers”), for fiscal year June 30, 2003.

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded or paid by SunLink for services rendered for the fiscal years ended March 31, 2001, the three-month transition period ended June 30, 2001 (the “Stub Period”), and the fiscal years ended June 30, 2002 and 2003 to the Chief Executive Officer and the Named Executive Officers.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year		Salary ($)	Bonus ($)	Restricted Stock Award ($)	Securities Underlying Options (#)	Long-Term Incentive Plan Payout ($)	All Other Compensation ($)(6)
Robert M. Thornton, Jr.	2003		$276,667	$155,210	$0	0	$0	$4,161
Chairman, President and Chief Executive Officer(1)	2002 2001 2001	Stub Period	250,000 62,500 220,000	150,000 25,078 60,000	0 0 0	0 0 232,000	0 0 0	4,063 1,458 0

Joseph T. Morris	2003		$228,665	$128,282	$0	7,000	$0	$3,890
Chief Financial Officer(2)	2002 2001 2001	Stub Period	200,000 50,000 33,333	120,000 19,858 0	0 0 0	0 0 110,000	0 0 0	7,496 0 0

Harry R. Alvis	2003		$202,133	$ 94,497	$0	7,000	$0	$4,985
Chief Operating Officer(3)	2002 2001 2001	Stub Period	180,000 45,000 30,000	90,000 15,457 0	0 0 0	0 0 75,000	0 0 0	7,064 0 0

Jerome D. Orth	2003		$138,033	$ 48,036	$0	1,000	$0	$2,579
Vice President, Technical and Compliance Services(4)	2002 2001 2001	Stub Period	132,167 32,500 21,667	51,035 10,193 0	0 0 0	0 0 40,000	0 0 0	5,981 0 0

Mark J. Stockslager	2003		$ 92,233	$ 32,097	$0	1,000	$0	$3,090
Corporate Controller and Principal Accounting Officer(5)	2002 2001 2001	Stub Period	88,880 22,000 82,000	31,944 6,032 20,000	0 0 0	0 0 53,000	0 0 0	2,369 1,100 0

(1)	Mr. Thornton was elected Chairman and Chief Executive Officer on September 10, 1998.

(2)	Mr. Morris was elected Chief Financial Officer on August 25, 2002 (effective September 1, 2002).

(3)	Mr. Alvis was elected Chief Operating Officer on August 25, 2002 (effective September 1, 2002).

(4)	Mr. Orth was elected Vice President, Technical and Compliance Services on February 1, 2001.

(5)	Mr. Stockslager was elected Corporate Controller in October 1996 and Principal Accounting Officer in March 1998.

(6)	All other compensation consists of 401k contributions made by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The Company granted the following options to the Named Executive Officers during the fiscal year ended June 30, 2003:

	Individual Grants
Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Joseph T. Morris	7,000	11.7%	3.00	8/24/2011	(a)	9,324	22,165
Harry R. Alvis	7,000	11.7%	3.00	8/24/2011	(a)	9,324	22,165
Jerome D. Orth	1,000	1.7%	3.00	8/24/2011	(a)	1,332	3,166
Mark J. Stockslager	1,000	1.7%	3.00	8/24/2011	(a)	1,332	3,166

(a)	25% of granted options may be exercised from August 25, 2003 to August 24, 2008

25% of granted options may be exercised from August 25, 2004 to August 24, 2009

25% of granted options may be exercised from August 25, 2005 to August 24, 2010

25% of granted options may be exercised form August 25, 2006 to August 24, 2011

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table shows information about stock option exercises during fiscal 2003 and unexercised stock options at June 30, 2003 for the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options At Fiscal Year- End Exercisable/ Unexercisable (#)	Value of Unexercised In-The- Money Options At Fiscal Year-End Exercisable/ Unexercisable ($)
Robert M. Thornton, Jr.	20,000	13,850	136,000/96,000	127,760/91,360
Joseph T. Morris	10,000	7,700	56,000/51,000	50,960/40,040
Harry R. Alvis	0	0	37,500/44,500	34,125/34,125
Jerome D. Orth	0	0	20,000/21,000	18,200/18,200
Mark J. Stockslager	0	0	62,500/27,500	46,790/25,115

EQUITY COMPENSATION PLAN INFORMATION

In January 2002, the Securities and Exchange Commission adopted new rules for the disclosure of equity compensation plans. The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans. The following provides tabular disclosure of the number of securities at June 30, 2003 to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories-plans that have been approved by shareholders and plans that have not:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1995 Incentive Stock Options Plan	98,750	$1.53	0
2001 Outside Directors’ Stock Ownership and Stock Option Plan	52,500	$1.70	37,500
2001 Long-term Stock Option Plan	654,600	$1.80	145,400

	805,850	$1.76	182,900

Equity compensation plans not approved by security holders:
None	0	0	0

Total	805,850	$1.76	182,900

CERTAIN TRANSACTIONS

On August 29, 2003, SunLink entered into a three million dollar ($3,000,000) standby bridge loan facility with a private investor fund and two SunLink directors, Mr. Turner and Mr. Thornton. The facility has a ninety day commitment period during which funds may be borrowed. The facility also has a $20,000 standby commitment fee which is fully-earned and non-refundable. The $20,000 fee was paid in September 2003. One-half of the standby commitment fee is creditable against the closing commitment fee. A loan commitment fee of 0.4 % of the entire facility is payable upon a draw-down of all or part of the facility at the first draw-down. The standby bridge loan facility was entered into by SunLink due to the uncertainty of funding under a revolving line of credit facility after the lender of the revolving line of credit facility experienced financing problems and subsequently filed for bankruptcy on August 25, 2003.

Two directors of SunLink, Mr. Mulligan and Mr. Turner, are members of two different law firms, each of whom provide legal services to SunLink. SunLink paid an aggregate of approximately $680,000 to those two law firms in the fiscal year ended June 30, 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL AGREEMENTS

Robert M. Thornton, Jr.

Mr. Thornton, Chairman, President and Chief Executive Officer, is currently employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended to date, for a term ending June 30, 2005 with optional renewal periods of eighteen months. Prior to January 1, 2001, Mr. Thornton was employed under the terms of an Employment Agreement dated August 1, 1998. Mr. Thornton’s current Employment Agreement provides for a base salary at a rate of not less than (i) $270,000 per annum effective September 1, 2002 through June 30, 2003 and (ii) $283,500 per annum effective July 1, 2003 and thereafter, plus any increases that may be granted from time to time by the Company. Under his Employment Agreement, Mr. Thornton is entitled to receive options to purchase 200,000 shares of the Company’s common stock, twenty percent of which vest upon grant and on each anniversary thereafter. The options expire on the fifth anniversary of the date they first become exercisable. If the Board adopts additional option plans under which senior executives participate, he will be eligible to participate and the Board may grant him additional options. Mr. Thornton is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if certain criteria established by the Executive Compensation Committee (in consultation with him) are met.

The Agreement also provides for severance payments in the event Mr. Thornton ceases to be employed by the Company. If Mr. Thornton is terminated for cause, disability or death, he is entitled to then accrued benefits under the Agreement, including a pro rata share of any annual bonus. If Mr. Thornton is terminated without cause before June 30, 2005, he is generally entitled to the lesser of (i) eighteen months salary or (ii) the greater of the salary for the remaining number of months in the term or twelve months. If he is terminated without cause during any extended term of the Agreement, he is generally entitled to the lesser of (x) twelve months salary or (y) the salary for the remaining number of months of such extended term.

Upon a change of control in the Company, if Mr. Thornton’s employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) twenty four months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for twelve months thereafter, and (d) full vesting of any then unvested stock options.

Joseph T. Morris

Mr. Morris, Chief Financial Officer, is currently employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended to date for a term ending December 31, 2004. Mr. Morris’ Employment Agreement provides for a salary of $226,000 per annum effective September 1, 2002 through June 30, 2003 and $237,300 effective July 1, 2004 and thereafter, plus any increases that may be granted from time to time by the Company. Under his Employment Agreement, Mr. Morris is entitled to receive options to purchase 110,000 shares of SunLink common stock, 20% of which vest upon grant and on each anniversary thereafter. If the Board adopts additional option plans under which senior executives participate, he will be eligible to participate and the Board may grant him additional options. Mr. Morris is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if certain criteria established by the Executive Compensation Committee are met.

The Agreement also provides for severance payments in the event Mr. Morris ceases to be employed by the Company. If Mr. Morris is terminated for cause, disability or death, he is entitled to then accrued benefits under the Agreement, including a pro rata share of any annual bonus. If Mr. Morris is terminated without cause during the term of the Agreement, he is entitled to receive severance payments equal to the lesser of (i) twelve months salary or (ii) the salary for the remaining number of months in the term of the Agreement. If he is terminated without cause during any extended term of the Agreement, he is generally entitled to the lesser of (x) six months salary or (y) the salary for the remaining number of months of such extended term.

Upon a change of control in the Company, if Mr. Morris’ employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) eighteen months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for twelve months thereafter, and (d) full vesting of any then unvested stock options.

Harry R. Alvis

Mr. Alvis, Chief Operating Officer, is currently employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended to date for a term ending December 31, 2004. Mr. Alvis’ Employment Agreement provides for a salary of $199,000 per annum effective September 1, 2002 Through June 30, 2003 and $212,930 effective July 1, 2004 and thereafter, plus any increases that may be granted from time to time by the Company. Under his Employment Agreement, Mr. Alvis is entitled to receive options to purchase 75,000 shares of SunLink common stock, 20% of which vest upon grant and on each anniversary thereafter. If the Board adopts additional option plans under which senior executives participate, he will be eligible to participate and the Board may grant him additional options. Mr. Alvis is also eligible to receive an annual bonus of up to sixty percent of his annual base salary if certain criteria established by the Executive Compensation Committee are met.

The Agreement also provides for severance payments in the event Mr. Alvis ceases to be employed by the Company. If Mr. Alvis is terminated for cause, disability or death, he is entitled to then accrued benefits under the Agreement, including a pro rata share of any annual bonus. If Mr. Alvis is terminated without cause during the term of the Agreement, he is entitled to receive severance payments equal to the lesser of (i) twelve months salary or (ii) the salary for the remaining number of months in the term of the Agreement. If he is terminated without cause during any extended term of the Agreement, he is generally entitled to the lesser of (x) six months salary or (y) the salary for the remaining number of months of such extended term.

Upon a change of control in the Company, if Mr. Alvis’ employment is thereafter terminated for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) twelve months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for twelve months thereafter, and (d) full vesting of any then unvested stock options.

Jerome D. Orth

Mr. Orth, Vice President, Technical and Compliance Services, is currently employed by the Company under the terms of an Employment Agreement effective February 1, 2001. Mr. Orth’s current Employment Agreement provides for a salary of $11,833 per month or $142,000 on an annualized basis. Mr. Orth’s salary will be reevaluated by the Executive Compensation Committee at least annually to determine if any adjustments should be made. Additionally, Mr. Orth has a target incentive opportunity for the fiscal year ending in June 30, 2003 of up to forty percent of his base salary based on criteria determined by the Executive Compensation Committee. Mr. Orth is eligible to participate in the Company’s stock option program, as well as the Company’s medical, dental and disability programs.

Mark J. Stockslager

Mr. Stockslager, Corporate Controller and Principal Accounting Officer, is currently employed by the Company under the terms of an Employment Agreement effective January 1, 2001. Mr. Stockslager’s current Employment Agreement provides for a salary of $7,833 per month or $93,996 on an annualized basis. Mr. Stockslager’s salary will be reevaluated by the Executive Compensation Committee at least annually to determine if any adjustments should be made. Additionally, Mr. Stockslager has a target incentive opportunity for the fiscal year ending in June 30, 2003 of up to forty percent of his base salary based on criteria determined by the Executive Compensation Committee. Mr. Stockslager is eligible to participate in the Company’s stock option program, as well as the Company’s medical, dental and disability programs.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on SunLink’s common shares over a 63 month period from March 31, 1998 through June 30, 2003 with the cumulative total return of the American Stock Exchange Market Index and a hospital industry index over the same period. The graph assumes that $100 was invested in each vehicle on March 31, 1998 and that all dividends were reinvested.

SunLink changed its fiscal year-end from a March 31 year-end to a June 30 year-end beginning with the year ended June 30, 2002, so the measurement period for the performance graph covers the fiscal years ended March 31,1999, 2000, 2001, the three-month transition period ended June 30, 2001 and fiscal years ended June 30, 2002 and 2003.

PERFORMANCE DATA

	03/31/98	03/31/99	03/31/00	3/31/01	6/30/01	06/30/02	6/30/03
SunLink Health Systems, Inc	100.00	26.67	24.44	26.49	40.89	56.00	42.84
Hospitals Index	100.00	57.38	72.67	119.46	137.89	154.53	84.07
AMEX Market Index	100.00	94.63	133.82	112.89	120.97	111.44	124.15

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation Committee of the Board of Directors currently is comprised of three directors who are not employees or former employees of the Company. The Committee’s stated function is to act in an advisory capacity to the Board with respect to compensation of executives of the Company. Except as specifically authorized by the Board, the Committee does not have the authority to fix the compensation of any employee, officer or director of the Company. However, since the Committee’s creation in 1977, the Board has only on rare occasions not completely adopted the recommendations of the Committee and on those occasions only minor changes were made. During the fiscal year ended June 30, 2003, the Board approved all compensation recommendations made by the Committee.

The goal of the Committee has been to adopt a compensation approach that is basically simple, internally equitable and externally competitive, and that attracts, motivates and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term shareholder value.

The three key elements of executive compensation are base salary, short-term incentives and long-term incentives.

The Company’s base salaries are intended to be consistent with its understanding of competitive practices, levels of responsibility, the qualifications necessary for the particular position and the individual’s experience. Salary adjustments reflect changing competitive trends, the performance of the individual and, to some extent, the overall financial condition of the Company.

The short-term incentive for an executive with the Company is the opportunity to earn an annual cash bonus. The Committee has concluded that bonus payments should be primarily based on the achievement of specific predetermined financial targets while a smaller portion should be discretionary based on the Committee’s evaluation of an executive’s performance in specific qualitative areas.

Bonuses paid under the Executive Bonus Plan for the fiscal year ended June 30, 2003 were largely based upon two factors: (1) the Company’s net income from continuing operations for the year and (2) the Company’s income before income tax, depreciation and amortization (EBITDA) for the year, each measured against the respective budget adopted by the Board for such factors for fiscal 2003. The goals set forth in the budget for the fiscal year ended June 30, 2003 for the two factors represented significant increases over the comparable results for such factors for the fiscal year ended June 30, 2002. If the Company failed to substantially achieve the goals set forth in the 2003 budget for the two factors, no bonuses would be payable based on these targets. If the Company substantially exceeded these targets, the maximum bonuses would be payable thereon. Prior to the commencement of the fiscal year, the committee established un-weighted discretionary evaluation criteria for each executive covered by the Plan. The company would pay a portion of the total possible bonus (20%–40%) based on the Committee’s evaluation of each executive’s performance of the applicable criteria. The Company substantially exceeded its net income from continuing operations and EBITDA goals set forth in the 2003 budget. Based on these positive results and the Committee’s evaluation of each executive’s performance of his discretionary criteria, the executive officers of the Company were paid the bonuses set forth in the “Summary Compensation Table” on page 8, which are greater than the target bonuses but less than the maximum possible bonuses.

Thus, the major portion of each executive’s bonus is based on the achievement of the company’s predetermined financial targets. Based on the results achieved, either no executive receives a bonus based on these targets or every executive receives a bonus based thereon. In the Committee’s opinion, this tends to substantially increase teamwork which benefits the company as well as its shareholders.

While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentive compensation program is to directly link management compensation with the long-term interests of shareholders. The Company currently uses, as it has for many years, stock options to provide that link. Stock options provide strong incentives to executives to achieve superior long-term performance. The stock options granted to the executive officers of the Company during fiscal 2003 are set forth under the heading “Option Grants in Last Fiscal Year” on page 9.

During the fiscal year ended June 30, 2003, the CEO, Mr. Thornton, was employed under an Employment Agreement which provided for an annual base salary of $276,667 and the opportunity to earn a bonus equal to sixty percent of his annual salary if certain criteria established by the Committee (after consultation with him) were met (a more complete description of Mr. Thornton’s Employment Agreement is contained on page 11 under the heading “Employment Contracts, Termination of Employment and Change-in-Control Agreements”). In the opinion of the Committee, Mr. Thornton’s salary is somewhat on the low side for comparable positions. Under the Bonus Plan for fiscal 2003, Mr. Thornton’s possible bonus for fiscal 2003 was weighted as follows: (1) 50% was based on the Company’s net income from continuing operations for fiscal 2003; (2) 30% was based on the EBITDA of the community hospitals for the year; and (3) 20% was based on certain un-weighted discretionary criteria.

Under the Bonus Plan, the Company’s net income from continuing operations and EBITDA entitled Mr. Thornton (and all other executive officers) to the maximum bonus based on such criteria. The un-weighted discretionary criteria considered in evaluating Mr. Thornton’s performance were the acquisition of one or two hospitals, completion of financing required to construct the new hospital in Jasper, Georgia, securing an extension of the lease of the Dexter, Mo. hospital on acceptable terms to the Company, raising equity subject to certain market conditions and inducing a financial analyst to publish a report on the Company. The Committee concluded, and the Board agreed, that Mr. Thornton had substantially accomplished the discretionary criteria and therefore had earned approximately two-thirds of the maximum bonus based thereon. Further, it was the opinion of the Committee that Mr. Thornton has provided highly effective leadership and deserves much of the credit for the Company’s excellent performance during fiscal 2003.

This report has been submitted by the Executive Compensation Committee:

Karen B. Brenner Dr. Steven J. Baileys James J. Mulligan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Executive Compensation Committee are Ms. Brenner (Chairperson), Dr. Baileys and Mr. Mulligan. Mr. Mulligan is Secretary of the Company and also general counsel to the Company. Mr. Mulligan received $23,923 for legal services rendered during the Company’s 2003 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial management, accounting, financial reporting and internal control systems and procedures of the Company. The Audit Committee also assisted in hiring, reviewing and evaluating the services provided by the Company’s independent auditors, including audit fees and non-audit services. The Company’s management is responsible for preparing the Company’s financial statements and has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing the financial statements.

The Committee has three members, each of whom is independent under the applicable rules of the American Stock Exchange. The Committee operates under the provisions of a written Charter, which was adopted by the Board of Directors of the Company. A copy of the Charter was published in the Company’s proxy statement for its 2001 Annual Meeting of Shareholders. The Committee reviews and assesses the adequacy of its Charter on an annual basis and anticipates that the Charter will be amended shortly to conform to the provisions of the Sarbanes-Oxley Act of 2002.

The Audit Committee met four times during the 2003 fiscal year. In addition, the members of the Committee reviewed, and the Chairman of the Committee discussed with management and Deloitte & Touche LLP (the Company’s independent auditors), the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2003 with management and Deloitte & Touche, including discussing with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee received from Deloitte & Touche the written disclosures, including the letter, required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with them the subject of their independence in connection with their performance of services for the Company.

As a result of the reviews and discussions with management and Deloitte & Touche referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

C. Michael Ford	Karen B. Brenner	Howard E. Turner

PRINCIPAL ACCOUNTING FIRM FEES

The aggregate fees billed to SunLink during the fiscal years ending June 30, 2003 and 2002 by SunLink’s principal accounting firm, Deloitte & Touche, LLP were as follows:

Services Rendered	Fiscal 2003	Fiscal 2002
Audit Fees	$393,580	$192,682
Audit Related Fees	$0	$0
Tax Fees	$263,659	$236,885
All Other Fees	$0	$0

The Audit Committee will pre-approve all audit services and all permissible non-audit services to be performed by the Company by its independent auditors.

The audit fees for the years ended June 30, 2003 and 2002 include fees for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits and the issuance of comfort letters and consents.

Tax fees for the years ended June 30, 2003 and 2002 include fees for services related to tax compliance, including the preparation of tax returns, and tax planning and advice including tax assistance with tax audits.

In fiscal 2003 100% of the audit fees and tax fees were approved either by the Audit Committee or its designee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company and owners of more than 10% of the Company’s Common Shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of any of the Company’s equity securities. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from July 1, 2002 through June 30, 2003 have been met.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has performed an audit of the Company’s financial statements annually since 1962. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors of the Company annually appoints the independent public accountants for the Company after receiving the recommendation of its Audit Committee.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by directors, officers and employees of the Company, personally or by telephone or other means of communication, without receiving additional compensation. It is also anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses. The Company has also engaged Georgeson Shareholder Communications, Inc. for a fee not to exceed $10,000 to assist in the solicitation of proxies.

SHAREHOLDER PROPOSALS

A proposal by a shareholder intended for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company at 900 Circle 75 Parkway, Suite 1300, Atlanta, Georgia 30339, Attention: Secretary, on or before June 20, 2004 in order to be eligible for such inclusion.

By order of the Board of Directors

JAMES J. MULLIGAN

Secretary

Atlanta, Georgia

October 15, 2003

SUNLINK HEALTH SYSTEMS, INC.

900 Circle 75 Parkway, Suite 1300

Atlanta, Georgia 30339

(770) 933-7000

AMEX: SSY

www.sunlinkhealth.com

sunlink@sunlinkhealth.com

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1•877•816•0834, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your voting instruction card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 5:00 p.m. Eastern Standard Time, November 7, 2003.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.Available until 5:00 p.m. Eastern Standard Time, November 7, 2003.	Simply mark, sign and date your voting instruction card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

---------------------------------------------------------------------------------------------------------------------------------------------------------

☒	Please mark votes as in this example. Please mark
1.	To elect four (4) directors to the Board of Directors to serve for a term of two years and until their successors are elected and qualified.	FOR all nominees listed below (except as marked to the contrary at left) ☐	WITHHOLD AUTHORITY to vote for all nominees listed at left ☐	2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Steven J Baileys, Michael W. Hall, Gene E. Burleson and Robert M. Thornton, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name in the space provided below.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Print Name(s):

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated:

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

------------------------------------------------------------------------------------------------------------------------------------------------------

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, GA 30339

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2003 ANNUAL
MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Robert M. Thornton, Jr. and Karen B. Brenner and any of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of
Shareholders of SUNLINK HEALTH SYSTEMS, INC. to be held on November 10, 2003, at 10:00 a.m. at the Sheraton
Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339, and any adjournments or postponements thereof:

(To be signed, dated, and voted on reverse side.)